                                                                 EXHIBIT 10.8
                                LICENSE AGREEMENT


I.       INTRODUCTION

         This is a licensing agreement between Michael Smithwick (Developer) and Virtual Reality Laboratories, Inc. (Publisher), in which Developer grants Publisher certain rights in the software program formerly known as Galileo and related data disks (Programs).

II.      DEFINITIONS.

         A. "Supporting Documentation" shall mean information that describes the format, organization, and content of machine-readable diskettes to be supplied to Publisher under the terms of this Agreement.

         B. "Manual" shall mean an instruction manual designed to teach an inexperienced user how to operate the Programs.

         C. "Gross Receipts" shall mean the amount collected by Publisher or any sublicensee of Publisher for each copy of the Program sold minus freight, allowances and returns.

         D. "Errors" shall mean the failure of any of the Programs to operate in conformance with the Supporting Documentation, the Manuals, or in accordance with commonly accepted standards for microcomputer software.

III.     ITEMS PROVIDED BY DEVELOPER.

         A. Developer shall furnish Publisher with computer readable programs in object code form and in source code form. These Programs shall be the (Galileo) Program and additional astronomical data disks as described in Attachment A, which is hereby incorporated into this Agreement.

         B. Developer shall furnish Publisher a complete user's Manual for the Programs as described in Attachment 3, which is hereby incorporated into this Agreement.

         C. Developer shall furnish Publisher with the Program registered user list.

         D. Developer shall furnish Publisher with any available performance data, productivity data, and economic (marketing) data on the Programs. At Publisher's request, Developer shall also supply samples of existing advertising, training, or sales material that may aid Publisher in marketing the Programs.


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IV.      DELIVERY SCHEDULE.

         A. Developer shall provide all items to be furnished under Section III of this Agreement according to the time schedule set out in Attachment C, which is hereby incorporated into this Agreement.

V.       MAINTENANCE, MODIFICATION, AND TRAINING.

         A. For the duration of this Agreement, if Publisher notifies Developer of program Error(s) or Developer has other reason to believe that Error(s) exist(s) in the Programs, Developer shall use his best efforts to verify and fix the Error(s) within 15 business days after notification. If a verified Error cannot be fixed within business 15 days, Developer shall devote five hours per day toward correcting the Error until the Error has been corrected. Developer shall promptly notify Publisher if an Error cannot be verified within a reasonable time. Error corrections shall be machine-readable and shall be such that Publisher can update the Programs immediately. Developer shall be required to correct the Error(s) in each new version of the program for no more than 6 months following release of the version.

         B. For the duration of this Agreement, Developer shall supply at no charge to Publisher any program enhancements that improve performance, utility, or existing syntax, and that improve or reduce storage requirements.

         C. For the duration of this Agreement, Developer shall supply at no charge to Publisher any new astronomical data disks or other related accessories that are developed.

         D.    If Developer fails to comply with any of the provisions of this
               Section V by failing to fix Errors or provide upgrades as specified in this Section V, Publisher may modify the source code directly and charge the costs of this development to Developer as specified in Section XV.

         E.    If Developer fails to comply with any of the provisions of this
               Section V, Publisher may withhold royalty payments until the provisions of this Section V have been met.

VI.      EXCLUSIVE LICENSE.

         A. Developer hereby grants to Publisher the worldwide, exclusive license to reproduce, distribute, market, and exploit copies of the Programs (including all upgrades) and User Manuals for use on the Commodore Amiga computer. This shall cover English and German language versions only.

               Developer retains the right to license non-English or non-German language amiga versions. The license granted to Publisher hereunder shall include the right of Publisher to grant


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               sublicenses to other parties subject to the limitations of this license.

         B. The license granted under Clause A of this Section shall begin on the date of signing of this Agreement, and expire five (5) years from that date.

         C. Developer is granted the right to handle Program upgrades to current owners, from version 2.0 to 3.0. Developer also has the right to supply the current owners with the new data disks.

VII.     ACCEPTANCE.

         A. After Developer delivers Programs, Publisher shall have 15 business days to test the Programs. If Developer is not notified in writing within 20 business days of delivery of the Programs that the Programs are unacceptable, Publisher shall be deemed to have accepted the Programs.

         B. Publisher shall also be deemed to have accepted the Programs if the Publisher makes the Programs available for sale.

         C. If Publisher determines that Programs are unacceptable, Publisher shall notify Developer in writing of what changes must be made in the Programs to make them acceptable. Developer shall have 15 business days from receipt of the notification to make these changes. If they are not made within the 15 business day period, Publisher may terminate this Agreement. If after the period of one (1) year, the program is still deemed unacceptable, this Agreement is terminated.

VIII.    ROYALTIES.

         A. Subject to the conditions expressed elsewhere in this Agreement and in consideration for the rights and license granted herein, Publisher shall pay Developer a royalty 15% for the first 2,000 units sold, 20% for the next 2,000 units (units 2,001 to 4,000), and 25% afterwards, on Gross Receipts of the Programs as defined in Section II of this Agreement. Units are defined as the main program formerly called "Galileo", and not the extra data disks.

         B. Royalty payments for the preceding month shall be made to Developer within 30 calendar days after the last day of each month during the term of this Agreement.

         C. Notwithstanding the provisions of this section, the minimum yearly royalty payments for the Programs shall total at least $11,500 for the English language version. This shall increase to an additional $11,500 to a total of $23,000 for the first full year that the German language version is available based on the date of the English language introduction. For the year of introduction, the additional $11,500 is prorated based on the percentage of the year left.


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               The year ends on each anniversary of the date of acceptance of the Program. An additional 60 calendar days following the end of the year shall be given Publisher to make good on the minimum yearly royalty. Should the royalties and advances accrued or paid be less than the minimum yearly royalty payments, Publisher shall pay, in addition to the accrued royalties, the amount necessary to reach the minimum yearly royalty amount. This additional amount, if paid, shall be regarded as nonrefundable compensation in addition to royalties and shall not be considered an advance on royalties. Alternatively, Publisher may opt to terminate this Agreement, paying nothing in excess of the accrued royalties.

         D. If Publisher is more than 30 calendar days late on any one payment, Developer may cancel the license granted in Section VI of this Agreement provided that Developer sends written notice by certified mail to Publisher of his intention to cancel and provided that Publisher does not make full payment within 15 calendar days of receipt of notice.

         E. Upon execution of this Agreement, Publisher shall pay Developer a $2,500 advance on royalties.

         F. Any advances paid to Developer shall apply to the minimum yearly royalty as described in Section C above.

         G. No further royalty payments shall be made until the amount of royalties accrued exceeds the amount of the advances made under Clauses E and F of this section.

         H. The advances on royalties shall be refunded to the Publisher if this Agreement should be terminated as a result of the fault or breach of Developer before the royalties accrued or paid to Developer equal or exceed the amount of the advance. Any refund shall be paid by Developer within 30 calendar days after Developer receives a written demand for payment from Publisher.

         I. Notwithstanding the other clauses of this section, no royalties shall be paid for dealer demonstration programs, promotional copies, or review copies which Publisher gives away.

         J. No royalties shall be paid to Developer for the sale of any Manuals unless they are sold or transferred independently of the Programs. For each copy of the Manual transferred without a simultaneous transfer of a copy of the Program. Publisher shall pay Developer a royalty of the current rate of Gross Receipts of the Manual.

IX.      ACCOUNTING.

         A. Publisher shall keep accurate records covering all transactions relating to Program sales and transfers. At the time each royalty payment is due, Publisher shall furnish Developer with a statement setting forth the number of Programs sold or


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               sublicensed, the amount charged, and the Gross Receipts received.
               Developer and/or Developer's agent, upon giving 30 calendar days written notice, shall have the right to inspect these records during business hours at Publisher's place of business. Developer agrees to sign or require agent to sign nondisclosure agreements obligating Developer and agent not to disclose matters that do not pertain to Developer or Programs.

         B. Developer may not audit records that are more than two years old at the time of the audit.

X.       WARRANTIES.

         A. Developer warrants that Developer has the legal right to grant Publisher the license rights as set out in Section VI of this Agreement and that the exercise of such rights shall not infringe any third parties' property or personal rights, nor do the Programs violate the copyright, trademark, or proprietary right of any third party.

         B. Developer warrants that the Programs and the data contained therein are accurate and not injurious.

         C. Developer warrants that there are no pending lawsuits concerning any aspect of the Programs and that the Programs have not been published in such a way as to lose any of their copyright protections.

         D. Developer warrants that it owns the copyright to the Programs and User Manuals that are being licensed to Publisher.

XI.      INDEMNIFICATION.

         A. Developer shall indemnify Publisher (including Publisher's officers, employees, agents, and customers) and save and hold Publisher harmless from and against any damages, liability, loss, cost, or deficiency (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense of any claims arising out of, any actual or alleged breach of any representation, warranty, or covenant of Developer contained in this Agreement.

XII.     COPYRIGHTS AND TRADEMARKS.

         A. All copies of the Programs and Manual shall contain an appropriate copyright notice in the name of the Developer for the content of the Manual and in the name of the Publisher for the layout of the Manual.

         B. All copies of the Programs and Manual shall contain appropriate trademark notices in the name of the Developer.


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         C.    If the Programs and Manual have not been registered previously in the U.S. Copyright Office, Developer will register the aforementioned items within 15 calendar days of the first shipment of the Product.

XIII.    TERMINATION.

         A. Either party shall have the right to terminate this Agreement in the event that the other party commits a material breach of its obligations. Intent to terminate shall be made by a written notice, sent by certified mail to the breaching party at the address set forth in Section XVI-D hereof, that sets forth the details of the breach. Termination shall become effective 30 calendar days from the date that the notification of intent to terminate was mailed, unless the breaching party has corrected the breach prior to that 30 calendar day period.

         B. Notwithstanding Clause A above, termination shall be effective if one or more of the following events occurs:

               1. A petition of bankruptcy is filed by or against Publisher which is not discharged in 90 calendar days.

               2. Publisher notifies Developer in writing that it intends to cease publishing Programs. Such termination shall be effective as of the date specified by Publisher.

               3. Upon acceptance of Programs the Publisher fails to provide finished units of the English version ready for sale within 90 calendar days of the signing of this Agreement, or finished units of the German version for sale within 12 months of the date of signing.

         C. Notwithstanding termination of this Agreement by either party, the following obligations and rights shall continue in full force:

               1. All obligations under Sections X, XI, XVI and IX shall survive and continue to bind the parties, notwithstanding the termination.

               2. Persons and companies who obtained the Programs prior to termination and under paragraph XIII.C.4 below shall continue to have the right to use the Programs.

               3. Publisher shall honor any remaining obligations under the section of this Agreement titled "Royalties."

         D. In the event that this Agreement is terminated because of a breach of this Agreement by Developer, Publisher may continue to reproduce and to sell the Programs and Manuals for the remainder of the term otherwise applicable.


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         E.    In the event that this Agreement is terminated because of a breach of this Agreement by Publisher, the exclusive license as specified in Section VI shall revert to Developer. Developer shall have the right for 60 calendar days after termination to purchase all unsold copies of the Program at the manufacturing cost, and any packaging materials and manuals at manufacturing or printing cost. F.O.B. point of shipment from the Publisher. Under such terms of purchase, the Developer would have the right to distribute Programs and packaging with the Publisher's name. If Developer fails to purchase the unsold copies, the Publisher may continue to sell the Programs and Manuals, and continue to honor the current royalty percentage.

XIV.     ARBITRATION.

         A. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in the city where Publisher's headquarters is located, which is currently San Luis Obispo, California. In accordance with the then-existing rules of the American Arbitration Association, judgment upon any award by the arbitrators may be entered by the state or federal court having jurisdiction. The parties intend that this Agreement to arbitrate be irrevocable.

XV.      SOURCE CODE.

         A. Developer will provide to Publisher in computer readable form, the most current version of the source code (including programmer's notes and comments) for the Programs within five business days of acceptance of the Programs, and within five business days of acceptance of any upgrades of the Programs.

         B. Publisher shall have the right to use or modify the source code to develop, produce, and sell new versions of the Programs after Publisher notifies Developer in writing of a breach of Section V of this Agreement that allows Publisher to use the source code, unless Developer has corrected the breach within 30 business days of receipt of the notification.

         C. If Publisher gains the right to use the source code, Publisher may modify the source code to correct Errors or develop enhancements and upgrades to the Programs, which Publisher may then reproduce, distribute, and market as specified in this Agreement. All development costs, including a programmer's fees or salary will be charged to Developer. These costs will be deducted from royalties.

         D. Publisher may withhold royalty payments during the time that it is modifying the source code and until a new version of the Program that is being modified has been released. At the time of release, Publisher shall determine the costs of development, deduct 1/3rd that amount from royalties due, and pay Developer the difference (or withhold future royalty payments until the development costs haves been recouped). All accrued royalties shall be counted toward the minimum yearly royalty as specified in Section VII, even if those royalties were not directly paid to Developer but went to pay for development of the Programs as provided in paragraph XV.C above.

         E. At the expiration of this Agreement, all Program modifications made by the Publisher shall become the property of the Developer, provided that the Developer is in full compliance with this Agreement and that the Developer pays any unrecouped development costs (development costs that have not yet been fully deducted from royalties as provided in paragraph XV.C above) to Publisher.

XVI.     GENERAL.

         A. Publisher shall have full freedom and flexibility in marketing efforts for the Programs, including the freedom to decide its method of marketing, terms, conditions, and prices.

         B. Publisher shall provide Developer an electronic version of the Program registered user list with each royalty payment. Developer may not make use of this information unless and until this Agreement is terminated.

         C. Neither party may sell, transfer, or assign any rights or obligations under this Agreement without the prior written consent of the other party, except that Publisher may assign this Agreement as part of a sale or transfer of substantially all the assets to a third party.

         D. Developer has the right to market and sell Programs for other languages and computer versions not specified in this Agreement under the name selected for the Program.

         E. Any notice from one party to the other required by this Agreement shall be deemed made on the date of mailing if sent by certified mail, return receipt requested and mailed to the address specified below.

                           Virtual Reality Laboratories, Inc.
                           2341 Ganador Court
                           San Luis Obispo, CA 93401
                Attn:      Lance Woeltjen

                           Michael Smithwick
                           035 Aster Avenue, #1117
                           Sunnyvale, CA 94086

         F. This Agreement shall be construed under the law of the State of California. Both parties waive any objection to the personal jurisdiction and venue of the State and Federal Courts of the State of California.

         G. This Agreement sets forth the entire understanding between the parties: it may be changed or modified only in writing and must be signed by both parties.

         H. This Agreement is binding upon and shall inure to the benefit of the legal successors, heirs, administrators, and permitted assigns of the parties.

         I. If any provision or term of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

The parties set their hands and seals to this Agreement as of the day and year written below.

_________________________ Developer         ______________________ Publisher

__________________ Date                     ____________________ Date



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                                  Attachment A

The programs to be supplied to Publisher are:

1. The Program version 3.0 with all of the features in the "Version 2.1 Beta" version that has been supplied to Publisher, but thoroughly tested.

2.    An installation program for installing Program on a hard disk.

3.    The Yale Bright Star Catalog that is currently available.

4.    The SkyMap Star Catalog.

5.    The first digitized data disk consisting of 200 digitized stellar objects.

6.    A self-running demonstration of Program.

7.    Additional data disks.

8.    The complete, compilable source code for the Program.

                                  Attachment B

The Manual to be furnished shall include:

         1. An ASCII text file on an Amiga or IBM disk containing the entire contents of the Manual that is currently on the market and including any modifications necessary for version 3.0. This text should not include page numbers but should including markings for chapter headings, subheadings, etc. This text should also including markings specifying words to be included in the Index.

         2. A printed copy of the text file with markings indicating any special provisions.

         3. Illustrations, preferably camera ready.

                                  Attachment C

The Programs shall be delivered to Publisher according to the following schedule:

         Upon signing this Agreement -    the most current version of Program
                                          and the User Manual

                  _____________      -    the final User Manual

                  _____________      -    A final, tested version of Program
                                          for approval

                  _____________      -    A sample digitized data disk for
                                          approval

                  _____________      -    The final version of Program programs
                                          The Program source code

                  _____________     -     The Yale data disk
                                          The SkyMap data disk
                                          The digitized data disk

         First Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         The first paragraph of VIII C shall be deleted and replaced with the following:

         "Notwithstanding the provisions of this section, the minimum yearly royalty payment for the Programs shall total at least $13,500 for the English and German language versions for the first year. Each year thereafter, the minimum yearly royalty payment shall total at least $11,500 per year."

         XVI D shall be deleted and replaced with the following:

         "Developer has the right to market and sell Programs for other languages and computer versions not specified in this agreement under the name selected for the Program, and the Publisher has the first right of refusal for such other languages and computer versions."

         The parties set their hands and seals to this amendment to the Agreement as of the day and year written below:

_______________________ Developer         _____________________ Publisher

_________________ Date                    __________________ Date




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                                  Attachment D


         The Programs shall be delivered to the Publisher, and royalty advances shall be paid by Publisher upon successful completion of the milestones, according to the following milestone schedule:

Event                          Milestone Date           Royalty Advance
- - -----                          --------------           ---------------

User Manual Complete           ____________             ______________

Beta Version of Program        ____________             ______________

Program Duplication Master     ____________             ______________

Expansion Disks                ____________             ______________

Program Source Code            ____________             ______________

         Second Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         Section III shall be amended to add paragraph E which states:

         III. E. Developer shall furnish Publisher with items listed in III A.B. and C. suitable to make the program useable on IBM PC's and IBM PC clones and look alikes.

         Section IV shall be amended to add a paragraph B which states:

         IV. B. Developer shall provide all items to be furnished under Section III of this Agreement according to the time schedule set out in Attachment D. which is hereby incorporated into this Agreement.

         The first paragraph of Section VI. A. shall be replaced with the following paragraph:

         Developer hereby grants to Publisher the worldwide, exclusive license to reproduce, distribute, market, and exploit copies of the Programs (including all upgrades) and User Manuals for use on the Commodore Amiga computer and the IBM PC computer including all PC clones and PC look alikes. This shall cover the English and German language versions only.

         Section VIII. A. shall add the following sentence at the end of paragraph A:

         A royalty of 25% of Gross receipts for sales of Program for IBM PC, PC clone, and PC look alikes shall be paid by the Publisher to the Developer.

         Section VIII. C. shall add the following sentence at the end of paragraph C:

         A separate minimum annual royalty of $20,000 shall be paid by the Publisher to the Developer for sales of Program for IBM PC, PC clone, and PC look alikes.

         Section VIII. E. shall add the following sentence at the end of paragraph E:

         Upon the execution of this second amendment to the License Agreement, Publisher agrees to pay royalty advances to the Developer, contingent upon successful milestone completion, as set out in Attachment D.

         The parties set their hands and seals to this second amendment to the Agreement as of the day and year written below:

_______________________ Developer           _____________________ Publisher

_________________ Date                      __________________ Date

         Third Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         The purpose of this Amendment is to provide a 6 month period during which the Developer receives royalties, including advances if necessary, of $3,000 per month so that he may complete the port of Distant Suns to the IBM platform granted in the second amendment and so that he may complete a version 4 of Distant Suns for the Amiga platform. It is envisioned that such work will be complete in 4 months, on or around April 30, 1991. The extra two months are for unexpected contingency and to allow the Publisher to release version 4 and the IBM port thereby providing the Developer with an enhanced royalty stream by the time this amendment expires.

         It is the further purpose of this amendment to hire the Developer for the six month period as an employee of Virtual Reality Laboratories, Inc. with a salary of $1,000 per month with three deductions. The total cost of such salary shall reduce the $3,000 per month royalty by the exact amount of such cost.

         Therefore, the Developer agrees to make his best effort to complete a port of Distant Suns to the IBM platform and version 4 of Distant Suns by June 30, 1990.

         Therefore, the Publisher agrees to pay at least $3,000 per month of royalty and royalty advance as necessary, commencing on the last day of December, 1990 and ending after 6 payments on the last day of May, 1991. If the amount of royalty earned during any month is less than $3,000, the Publisher will advance the amount necessary to make up $3,000. The amount of the advance will be made up on any months which exceed $3,000 before May 31, 1991 if such months occur. If not, the amount of the advance shall be made up as quickly as possible by the royalty stream after May 31, 1991. Excess royalty, above $3,000, if earned during the period of the amendment will be retained by the Publisher and used to make up the $3,000 amount if a subsequent short fall arises. If there is any excess royalty due on May 31, 1991 it will be paid on that date.

         The Developer desires to be hired, and the Publisher agrees to hire R. Michael Smithwick, commencing January 1, 1991 for a period of 6 months ending June 30, 1990. Payment will be in advance each month and shall be comprised of:

      $852.58           paycheck to Mike Smithwick
      $.92              California state income tax withholding
      $61.00            Federal income tax withholding
      $-6.50            Employee FICA contribution
      $9.00             State disability insurance
      $-6.50            Employer FICA contribution
      $3.00             SUI

      $35.00           FUTA
      $1,880.50        Royalty
      ----------
      $3,000.00         Charge to royalty account per month

         The distribution above is for a single person with one deduction earning a salary of $1,000 per month in the State of California.

         In agreement hereto, Publisher and Developer set their hand herewith:

- - ----------------------------               -------------------------------
R. Michael Smithwick                       Lance H. Woeltjen, President
Developer                                  Virtual Reality Laboratories, Inc.
                                           Publisher

- - ---------------------                      -----------------------
Date                                       Date

         Fourth Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         The purpose of this Amendment is to encourage the sales of Space Visions as expansions to Distant Suns 4.0 by reducing its price. The Developer agrees to reduce the royalty amount due for sale of Space Visions to 20%. The Publisher agrees to make a separate accounting of Space Visions for royalty calculation purposes and that all other versions of Distant Suns and Distant Suns expansions shall retain a royalty of 25% as agreed in the original License Agreement.

         In agreement hereto, Publisher and Developer set their hand herewith:


- - ----------------------------               -------------------------------
R. Michael Smithwick                       Lance H. Woeltjen, President
Developer                                  Virtual Reality Laboratories, Inc.
                                           Publisher

- - ---------------------                      -----------------------
Date                                       Date

         Fifth Amendment to the License Agreement signed September 2, 1989 between R.Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         Royalty due for the net sales of Distant Suns for the IBM PC Windows platform shall be paid as follows:

                  16.67% to Mike Smithwick
                   8.33% to Zack Gray

         Mike Smithwick will provide Zack Gray's address before the first royalty payment is due on the Windows version, or VRLI will send Zack Gray's check care of Mike Smithwick.

         In agreement hereto, Publisher and Developer set their hand herewith:


- - ----------------------------               -------------------------------
R. Michael Smithwick                       Lance H. Woeltjen, President
Developer                                  Virtual Reality Laboratories, Inc.
                                           Publisher

- - ---------------------                      -----------------------
Date                                       Date

         Sixth Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         Royalty due for the net sales of Distant Suns and Space Visions for all platforms shall be capped at 20%. The split of royalty for sales of Distant Suns Windows shall be:

         10.00% to Mike Smithwick and 10.00% to Zack Gray.

         In return for the cap of the royalty rate at 20%, Virtual Reality Laboratories, Inc. Agrees to pay Mike Smithwick 5% royalty above the cap in common stock of Virtual Reality Laboratories, Inc. as follows:

         An accrual of the cash value of the 5% royalty will be made. On December 31st and June 30th of each year the stock will be valued by dividing the number of outstanding shares into the last 12 months sales to provide the price per share. The cash value of the accrued royalty will be divided by the price per share to yield the number of shares which will be accrued. Shares will be issued upon the sooner of the first private offering of VRLI stock or the expiration of this agreement on September 2, 1994 or upon its renewal. Virtual Reality Laboratories, Inc. Shall have first right of refusal to repurchase VRLI stock which Mike Smithwick desires to sell. Transfer of stock shall be restricted by applicable Federal and State laws and regulations. Effective date of this amendment shall be March 31, 1992.

         In agreement hereto, Publisher and Developer set their hand herewith:

- - ----------------------------               -------------------------------
R. Michael Smithwick                       Lance H. Woeltjen, President
Developer                                  Virtual Reality Laboratories, Inc.
                                           Publisher

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Date                                       Date



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         Seventh Amendment to the License Agreement signed September 2, 1989 between R. Michael Smithwick, Developer, and Virtual Reality Laboratories, Inc., Publisher.

         The Developer and Publisher amend the September 2, 1989 License Agreement as follows:

         The term of the Agreement is extended, without lapse, for seven years, until September 2, 2001.

         Royalty for continuing sales of Distant Suns will be split 7.5% to Mike Smithwick and 7.5% to Zachary Gray. Publisher will calculate stock earned by Mike Smithwick and Zachary Gray and provide amounts not later than August 4, 1995 and certificates not later than August 18, 1995.

         Royalties earned for First Light shall be 13% to Mike Smithwick, 3% to Clint Woeltjen and 1/2% to John Hinkley. If Clint Woeltjen does not provide a simplified Vistapro rendering engine for First Light within 6 months of the date that Publisher accepts a 32 bit version of First Light, then his royalty shall be reduced to 1.5%.

         The Publisher's agreement to provide $4,500.00 royalty plus pre-paid royalty during the development of First Light shall conclude with a $5,500 royalty plus pre-paid royalty payment at the end of July, 1995. Publisher will return half of any accrued overages in August, 1995 and the balance in September.

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R. Michael Smithwick                       Lance H. Woeltjen, President
Developer                                  Virtual Reality Laboratories, Inc.
                                           Publisher

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Date                                       Date